EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Hipcricket, Inc. 2014 Equity Incentive Plan of our report dated May 14, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Hipcricket, Inc.’s going concern uncertainty), relating to the financial statements of Hipcricket, Inc. appearing in its Annual Report (Form 10-K) for the year ended February 28, 2014, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington
May 14, 2014